Pricing Supplement No.   1    Dated     7/28/97
(To Prospectus dated July 23, 1997 and
Prospectus Supplement dated July 23, 1997)                       Rule 424(b)(2)
                                                             File No. 333-29433


                           OLD NATIONAL BANCORP
 Medium-Term Notes Due Nine Months or More from Date of Issue   Fixed Rate
-------------------------------------------------------------------------------
Principal Amount: $2,200,000.00
Interest Rate: 6.79%
Issue Price: 100%
Agent's Discount or Commission: 0.60%
Original Issue Date: 7/31/97
Stated Maturity Date:7/31/04
Net Proceeds to Issuer: $2,186,800.00
CUSIP No. 68003QAR7
-------------------------------------------------------------------------------

Interest Payment Dates:

Redemption:
[X] The Notes cannot be redeemed prior to the Stated Maturity Date.
[ ] The Notes may be redeemed prior to the Stated Maturity Date.
    Initial Redemption Date:
    Initial Redemption Percentage:  ______%
    Annual Redemption Percentage Reduction: ______% until Redemption Price is 100% of the principal amount.

Optional Repayment:
[X] The Notes cannot be repaid prior to the Stated Maturity Date.
[ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
    Optional Repayment Date(s):
    Repayment Price:  100%

Original Issue Discount:   [ ]     Yes   [X] No
 Total Amount of OID:
 Yield to Maturity:
 Initial Accrual Period:

Form:   [X]      Book-Entry      [ ]    Certificated

The Agent, NatCity Investments, Inc., is acting in the capacity as indicated below:
     [X]Agent    [ ]     Principal

If as principal:
[ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
[ ] The Notes are being offered at a fixed initial public offering price of
    ______% of principal amount.

If as Agent:
 The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

Other Provisions: